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Exhibit 10.6

VITALSTREAM MASTER ACCESS AGREEMENT

        This Master Access Agreement is made and effective as of January 1st, 2003, by and between Netifice Communications, Inc., a Delaware corporation (hereinafter referred to as "Netifice"), and VitalStream Broadcasting Corporation, a Nevada corporation ("VitalStream").

        WHEREAS, Netifice provides Internet access, hosting and co-location services and related services; and

        WHEREAS, VitalStream also provides Internet access, hosting and co-location services and related services;

        WHEREAS, Epoch Networks, Inc., Epoch Hosting, Inc. (together ("Epoch")) and VitalStream have entered into an Asset Purchase Agreement pursuant to which VitalStream has acquired Epoch's hosting and co-location business ("Asset Purchase Agreement") and Epoch, Netifice and VitalStream have entered into a Migration Agreement (the "Migration Agreement") pursuant to which VitalStream will migrate the hosting and co-location customers acquired from Epoch out of Netifice's Costa Mesa, California data center (the "Costa Mesa Facility"); and

        WHEREAS, Netifice desires to provide to VitalStream and VitalStream desires to purchase from Netifice certain Internet access services, which Internet access services may be referred to herein as the "Service";

        NOW, THEREFORE, in consideration of the facts set forth above it is hereby agreed as follows:

          1.    VitalStream's Bandwidth Commitment.

            1.a.    Bandwidth Commitment.     On the terms and conditions set forth herein, Netifice shall make available to VitalStream, and VitalStream shall purchase from Netifice, Internet access equal to an aggregate of *** Mbps of bandwidth during the first three months of this Agreement and *** Mbps of bandwidth for the following nine months of this Agreement ("VitalStream's Bandwidth Commitment"). Any bandwidth used by VitalStream at (i) its Los Angeles Data Center (which VitalStream purchased from Epoch), or (ii) Netifice's Costa Mesa Facility (pursuant to the Migration Agreement) shall count toward VitalStream's Bandwidth Commitment.

    *** [Pricing and volume information in the preceding paragraph has been omitted pursuant to Rule 24b-2, has been filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

            1.b    Pricing.     During the first three months of the one-year period covered by VitalStream's Bandwidth Commitment (such one-year period shall be referred to herein as the "Commitment Term"), Netifice shall charge *** per Mbps per month for Internet access, for an aggregate of *** per month. During the second three months of the Commitment Term, Netifice shall charge *** per Mbps per month for Internet access, for an aggregate of *** per month. During the final six months of the Commitment Term, Netifice shall charge *** per Mbps per month for Internet access, for an aggregate of *** per month. The payments and pricing described in this Section 1.b shall not only apply to bandwidth used by VitalStream at its Los Angeles Data Center but also for any bandwidth used by VitalStream at Netifice's Costa Mesa Facility pursuant to the Migration Agreement.

    *** [Pricing and volume information in the preceding paragraph has been omitted pursuant to Rule 24b-2, has been filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

            1.c.    Los Angeles Facilities.     VitalStream shall make adequate rack space and power available in VitalStream's Los Angeles Data Center for Netifice's equipment used in the provision of the Internet access services under this Agreement pursuant to the Co-Location Agreement between Netifice and VitalStream. VitalStream shall also be responsible for the cost of the cross-connection in VitalStream's Los Angeles Data Center to Netifice's equipment, for which Netifice shall charge $200 (one time only).

          2.    Additional Bandwidth.

            2.a.    Purchase of Additional Bandwidth.     VitalStream may at its option purchase additional bandwidth at VitalStream's Los Angeles Data Center in an additional amount not to exceed ***Mbps. Netifice shall charge and VitalStream shall pay *** per Mbps per month for all such additional bandwidth required during the Commitment Term in addition to payment for VitalStream's Bandwidth Commitment.

    *** [Pricing and volume information in the preceding paragraph has been omitted pursuant to Rule 24b-2, has been filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

            2.b.    Measurement of Additional Bandwidth.     In determining whether VitalStream has exceeded VitalStream's Bandwidth Commitment for purposes of applying the charge for additional bandwidth, the bandwidth rate shall be measured each month at preset, discrete time intervals as reasonably determined by Netifice. The top five percent (5%) of the samples so collected shall be disregarded. The highest rate measured (rounded up to the next whole Mbps) after disregarding the top five percent (5%), minus VitalStream's Bandwidth Commitment, shall be multiplied by ***, to determine the additional bandwidth charge for the usage for the billing period. If the result of such calculation is zero or less, there shall be no charge for additional bandwidth. Bandwidth shall be shaped at 250Mbps at VitalStream's Los Angeles Data Center and 100 Mbps at the Costa Mesa Facility. Daily usage may be tracked via http://usage.Netifice.net.

    *** [Pricing and volume information in the preceding paragraph has been omitted pursuant to Rule 24b-2, has been filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

          3.    Additional Connections.     VitalStream may place additional orders for Internet access service at other locations where Netifice maintains facilities, which service orders shall become a part of this Agreement. Bandwidth and other charges related to such service shall be at $125 per Mbps per month during the Commitment Term. Netifice shall provision and manage the local loops required for such additional connects. Netifice shall invoice VitalStream for the costs of such local loops, including an amount for taxes and Netifice's administrative charge, and VitalStream shall be responsible for the payment of such costs, including any termination charges, for the full term of such local loops.

          4.    Most Favored Customer Terms.

            4.a.  Notwithstanding anything to the contrary in this Agreement, and provided that VitalStream is in compliance with all of the terms and conditions of this Agreement and is meeting its payment obligations, the Service shall contain prices and terms on a "most favored customer" basis ("MFC Terms"). MFC Terms are the most competitive rates and terms given by Netifice to a customer for comparable services, taking into account all relevant factors, including creditworthiness, volume, whether the customer is an end user or reseller of the service and the length of the commitment. In the event that Netifice extends any prices or terms to any of its customers after the date of this Agreement that are any more favorable than the terms set forth in this Agreement, Netifice shall promptly (i) notify VitalStream within 30 days of such prices and terms; and (ii) extend such prices and terms to VitalStream

            4.b.  The provisions of Section 4.a shall not apply with respect to any lower charges by Netifice to: (i) entities, business organizations or enterprises that are Affiliates of Netifice where "Affiliates" means, with respect to any entity, an entity controlling, controlled by, or under common control with such entity; or (ii) any department, branch or agency of a federal, state, local or provincial government; or (iii) rates provided by Netifice to customers when a substantial part of the consideration received by Netifice for the product or service is in the form of equity, products or services from the customer; or (iv) rates contained in any agreement entered into before the effectiveness of this Agreement.

          5.    Term.     This Agreement will remain in effect for a period of one year and shall automatically renew for additional one-year terms unless one party notifies the other in writing not less than 30 days prior to the end of the then-current term of its desire not to renew. VitalStream agrees to cooperate with the installation of the Service. VitalStream agrees that from time to time, Netifice may send information and offers to VitalStream regarding upgrades, documentation and other services offered by Netifice.

          6.    Compliance with Law; Border Gateway Protocol.     VitalStream shall only use the Services for lawful purposes, in compliance with all applicable laws including, without limitation, copyright, trademark, obscenity and defamation laws. Unlawful activities may include without limit, storing, distributing or transmitting any unlawful material through use of the Service, attempting to compromise the security of any networked account or site, making direct threats of physical harm or mass distribution of unsolicited communications.

          With respect to using Border Gateway Protocol ("BGP"), the following terms and conditions apply to such Service:

            6.a.  Netifice may not announce prefix lengths of equal value for Netifice allocated networks, and Netifice reserves the right in its absolute discretion to announce the larger Netifice Classless Inter-Domain Routing aggregates to external peers. Netifice shall not be obligated to announce prefix lengths smaller than /24 (less than 256 IP addresses).

            6.b.  VitalStream shall control and be solely responsible for maintenance and configuration of its routers and for traffic balance. VitalStream acknowledges and agrees that Netifice shall have no responsibility whatsoever for the performance of VitalStream's network, for routing issues related to VitalStream's network or any external network that may affect the performance of VitalStream's network or for the configuration of VitalStream's network or the traffic balance between or among any circuit and VitalStream's network.

            6.c.  VitalStream shall connect VitalStream's Los Angeles Data Center and VitalStream's Irvine Data Center with the consequence that all BGP prefix announcements will originate from VitalStream's Los Angeles Data Center.

          7.    Acceptable Use Policy.     The Services shall only be used for lawful purposes. VitalStream shall not knowingly transmit, retransmit or store content, information, or material in violation of any federal or state laws or regulations, or any which may be offensive, obscene, or defamatory, or may infringe the trademarks or copyrights of others. Without limiting the foregoing, VitalStream shall comply with the AUP as posted on Netifice's Website at www.netifice.com/corpinfo/aup.html; and shall use its best efforts to ensure AUP compliance by all of its employees, contractors, and customers. The parties agree that Netifice shall have the right to terminate the Internet access of any of VitalStream's customers within 24 hour written notice to VitalStream of the breach of Netifice's AUP The termination of a VitalStream customer's Internet access shall be Netifice's only remedy against VitalStream for any breach of the Netifice AUP by VitalStream's customers. In the case Netifice cannot terminate the specific VitalStream customer in violation of the AUP, then Netifice shall have the right to suspend or terminate only the amount of VitalStream Service required to remedy such violation within 36 hours of such notice if VitalStream does not remedy the violation.

          8.    Customer Equipment; Security.     Except as may otherwise be set forth herein, VitalStream shall be responsible for obtaining and maintaining any equipment needed to connect to, access, and otherwise use the Service, including, without limitation, modems, hardware, software, and long distance telephone service. VitalStream shall be responsible for ensuring such equipment is compatible with the Service. VitalStream shall also be responsible for maintaining the security of all its accounts, passwords, files, and any content VitalStream disseminate through using the Service, and for all uses of accounts, with or without VitalStream's knowledge or consent.

          9.    Circuit Extensions and Cross-Connects.     Surcharges or fees that may be imposed in the future for which VitalStream shall be liable in addition to amounts charged by Netifice may include, but are not limited to, cross connect fees for customer provisioned local loops, telecom circuit extension fees, other fees and costs associated with circuit extensions, electrical extensions, service calls, and fees for jacks and other peripheral equipment provided by a third party and/or not contracted for herein. Circuit Extensions shall be defined as the extension from the Local Exchange Carrier ("LEC") point of entry or minimum point of entry ("MPOE") to VitalStream's desired demarcation location. In cases where VitalStream is a lessee of the facilities in which the Service is to be installed, VitalStream assumes complete responsibility for all negotiations with lessor regarding access rights and any delays associated therewith. VitalStream also assumes all responsibility for any costs assessed to VitalStream by lessor as a result of the installation of Internet connectivity.

          10.    Local Access.     Netifice shall provision and manage any local loops in connection with the Service. VitalStream shall be responsible for the payment of charges related to any local loop in connection with the Service. VitalStream understands and acknowledges that proprietary information may be disclosed to VitalStream by Netifice for the sole purpose of provisioning such local loop and that such proprietary information, including but not limited to POP address, Circuit Facilities Assignment, and circuit ID, shall be considered Confidential Information (as defined below) and its use and disclosure shall be subject to the provisions of Section 21 below.

          11.    IP Addresses.     Upon execution of this Agreement, Netifice shall transfer in accordance with the requirements and procedures of the American Registry for Internet Numbers ("ARIN") the following complete IP sub-block *** ("Sub-block") that consists of (i) IP addresses of hosting and co-location customers acquired by VitalStream and whose service is located in either Netifice's Costa Mesa, California data center or Epoch's Los Angeles data center that was acquired by VitalStream and (ii) IP addresses used by Netifice for other hosting and co-location customers acquired by VitalStream, but not included in the Sub-block ("Netifice IP Addresses") , shall be allocated to VitalStream by Netifice for VitalStream's sole and exclusive use. Netifice shall remain the designated contact with ARIN for such other IP addresses and such other IP addresses shall not be portable by VitalStream and shall not be assigned or transferred by VitalStream; provided, however, that such restriction shall not, subject to the provisions on renumbering herein, hinder VitalStream in allocating and deallocating such other IP addresses in the operation of its business without the requirement of assistance or approval by Netifice. VitalStream shall use its best efforts to renumber the IP addresses of all hosting and co-location customers whose IP addresses are not within the Sub-block within two (2) years after the date hereof. As hosting and co-location customers are renumbered, VitalStream shall release the renumbered IP addresses to Netifice and VitalStream shall have no further right to the use thereof.

    *** [IP Sub-block information in the preceding paragraph has been omitted pursuant to Rule 24b-2, has been filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

          After the transfer of the Sub-block, Netifice IP Addresses shall be allocated to Netifice by VitalStream for Netifice's sole and exclusive use. VitalStream shall remain the designated contact with ARIN for the Netifice IP Addresses and the Netifice IP Addresses shall not be portable by Netifice and shall not be assigned or transferred by Netifice; provided, however, that such restriction shall not, subject to the provisions on renumbering herein, hinder Netifice in allocating and deallocating the Netifice IP Addresses in the operation of its business without the requirement of assistance or approval by VitalStream. Netifice shall use its best efforts to renumber the Netifice IP Addresses within two (2) years after the date hereof. As Netifice's uses of the Netifice IP Addresses are renumbered, Netifice shall release the renumbered Netifice IP Addresses to VitalStream and Netifice shall have no further right to the use thereof.

          12.    Disclosure.     Netifice assumes no responsibility for any encrypted data that is sent to, stored on or retrieved from a Netifice server or equipment or that is passed through Netifice's computers, network hubs, other network devices and points of presence ("Network"). The technology used to encrypt data being transmitted to or from Netifice's equipment is licensed by Netifice from a third party and Netifice makes no claims or warranties regarding the viability, integrity or robustness of the encryption used. Further, Netifice is not responsible for the success or failure of any secure server or device to properly encrypt data. By using Netifice's equipment, VitalStream assumes the risk that the encryption algorithm may be broken so that the data being transmitted is visible to others. Netifice assumes no responsibility for any commercial transactions attempted or completed involving any Netifice service or the third party software and other products and services used by VitalStream that were designed to make such transactions. VitalStream's rights and obligations with respect thereto are subject solely to any agreement(s) between VitalStream and such third party. Netifice shall not be liable for the privacy of e-mail addresses, registration and identification information, disk facility, communications, confidential or trade-secret information, or any other content stored on Netifice's equipment, transmitted over networks accessed by the Services, or otherwise connected with VitalStream's use of the Service.

          Use of any information obtained via the Network is at VitalStream's own risk. Netifice specifically denies any responsibility for the accuracy or quality of information obtained through use of the Service. Electronic Communications Privacy Act Notice (18 USC 2701-2711): NETIFICE MAKES NO GUARANTEE OF CONFIDENTIALITY OR PRIVACY OF ANY COMMUNICATION OR INFORMATION TRANSMITTED ON THE NETWORK OR ANY NETWORK ATTACHED TO THE NETWORK.

          13.    Payment.     Upon commencement of the term hereof, VitalStream shall pay monthly to Netifice the fees for all Service provided, including all applicable LEC charges, as set forth or provided for herein. The billing cycle shall be a calendar month. Subject to payment of the minimum commitments hereunder, monthly charges shall vary based upon the applicable port fee plus the meter fee, calculated on total megabits transmitted per month to and from VitalStream during such month as described in Section 2.b using the Netifice NetMeter logs. Recurring port and other fees and LEC fees shall be invoiced monthly, in advance. Each invoice shall also show any fees due for usage for the previous completed month, which are due at the same time as the port fees. Engineering fees may be charged for additional services including, but not limited to, non-Netifice purchased or rented equipment configuration, filtering services, NAT configuration, on-site installations, customer-owned IP address set-up. Subject to the provisions of Sections 6 and 11 hereof, when applicable, engineering fees shall be charged at $150 per hour with a one (1) hour minimum and charged in half-hour increments thereafter. Netifice shall not charge any fee in connection with the relocation of a then-existing circuit, and Netifice shall pass through at its cost

  (plus 15% for taxes and surcharges) any third party fees, including termination fees and penalties, related to the relocation of a circuit. Payment is due within thirty (30) days after the date of the invoice. All delinquent amounts due from VitalStream to Netifice are subject to a late charge of the lesser of 1 1/2% per month or the maximum rate permitted by law. If VitalSteam disputes an invoiced charge prior to its due date in good faith, by written identification of the particulars, VitalStream may withhold payment of such disputed amount, but shall pay all charges not in so disputed. VitalStream shall cooperate with Netifice to resolve expeditiously any dispute.

          14.    Default; Termination.     Either party may terminate this Agreement upon the other party's breach of any term, condition or obligation hereunder if such breach is not remedied (if remedial) within thirty (30) days after the date of written notice with respect to any undisputed monetary obligation or other breach. Either party may terminate this Agreement immediately upon written notice to the other party if such other party files a petition in bankruptcy, or has a petition in bankruptcy filed against it that is not dismissed or stayed within sixty (60) days after such filing, or issues a public announcement that it will file such a petition.. In the case of non payment of an invoice by VitalSteam, Netifice has the right to terminate this Agreement within 10 day of written notice to VitalStream. Netifice shall have no liability for suspension or termination of Service and the VitalStream shall be liable for and pay to Netifice, with respect to Service, in one lump sum for the remaining term of the agreement, in the event of termination for VitalStream's non-payment.

          15.    Service Level Agreement.     As part of this Agreement, Netifice provides a Service Level Agreement ("SLA") for Network availability, Network outage notification, packet loss, Network latency, and other issues. Netifice's SLA is attached hereto as Exhibit A and by this reference incorporated herein. Notwithstanding the foregoing, in no event are Service Credits (as defined in the SLA) provided if service is unavailable or adversely affected due to (i) the negligence, acts or omissions of VitalStream (including its employees, agents, or contractors); or (ii) failure or malfunction of equipment, applications or systems not owned or controlled by Netifice; (iii) Force Majeure (as defined below); or (iv) service maintenance, alteration, or implementation of which VitalStream is given reasonable advance written notice. Service Credits must be requested in writing.

          16.    Force Majeure.     Netifice shall not be liable for any delay or failure to perform by reason of telecommunications regulatory issues, acts, omissions, or failures of third-party carriers or failure of third-party communications services, acts of regulatory or governmental authorities, fire, explosion, power blackout, earthquake, flood, the elements, strike, embargo, labor disputes, acts of civil or military authority, acts of God, or other causes beyond Netifice's reasonable control.

          17.    Limitation on Liability.     EXCEPT WITH RESPECT TO CONFIDENTIALITY OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES FOR ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          18.    Indemnification.     Each party hereto agrees to defend, indemnify and hold harmless the other party and its parents, subsidiaries, affiliates, officers, directors, agents, cobranders and other partners, employees, successors and assigns from and against any claims, actions, suits, proceedings, or demands, as well as any losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees, made by any third party due to or arising out of Netifice's provision or VitalStream's use of the Service, as the case may be, or the violation of this Agreement. Upon notice from the indemnified party, the indemnifying party shall defend the same at the indemnifying party's expense by counsel reasonably satisfactory to the indemnified party. The indemnity set forth herein shall survive the expiration or termination of this Agreement until such time as the action on account of any matter covered by this indemnity is barred by the applicable statute of limitations.

          19.    Intellectual Property.     Neither party to this Agreement acquires any right, title or interest in or to, nor may it use or sell, assign or convey, the other party's name, trademarks, tradenames, service marks or other proprietary identifying symbols without the express, written approval of the other party.

          20.    Publicity.     Neither party hereto may issue any press release or make any public announcement with respect to this Agreement or the transactions contemplated herein without the written consent of the other party.

          21.    Confidential Information.     Each party's confidential or proprietary information disclosed hereunder shall be considered Confidential Information (as such term is defined in the Migration Agreement) and the parties agree that their use and disclosure of such Confidential Information shall be subject to the applicable confidentiality provisions of the Migration Agreement.

          22.    Attorneys' Fees.     Should any litigation be commenced between the parties to this Agreement, or with respect to the rights and duties of either in relation to this Agreement, the party prevailing in that litigation shall be entitled, in addition to any other relief that may be granted, to attorneys' fees in that litigation which shall be determined by the court in that litigation or in a separate action brought for that purpose.

          23.    Entire Agreement; Amendment; Waiver; Assignment.     This Agreement, the Migration Agreement and the Co-Location Agreement, together with any attachment or attachments hereto or thereto, is the complete and exclusive statement of the mutual understanding of the parties and embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, representations, understandings and discussions between the parties. In the event of any conflict or inconsistency with the provisions of this Agreement of any service order under this Agreement, the terms of such service order shall prevail. This Agreement cannot be amended or terminated orally, and may be terminated only in writing and amended only by a writing duly executed by both of the parties hereto. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, assigns, executors and administrators. No delay or omission in exercising any right or power hereunder shall be deemed a waiver of such right, and no waiver by either party of any breach or default hereunder shall be deemed a waiver of any similar or subsequent breach or default. A delay or failure to exercise or enforce any right or provision of this Agreement by either party shall in no way constitute a waiver of such right or provision unless so acknowledged and agreed by such party in writing. This Agreement is not assignable, transferable or sublicensable by either party except with the other party's prior written consent, which consent shall not be unreasonably withheld; provided, however, that VitalStream may assign this Agreement without consent, but with notice, to an affiliate (as that term is defined in United States securities laws) or in the event of a merger or sale of all or substantially all of the assets of VitalStream if the assignee hereof assumes and has the capacity to perform all of VitalStream's obligations hereunder, and provided, further, that the Asset Purchase Agreement and the Migration Agreement are assigned to the same party.

          24.    Governing Law; Jurisdiction.     This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflicts of law. VitalStream and Netifice agree to submit to the exclusive jurisdiction of the courts of the State of California. Venue shall be established in the County of Orange. If any provision of this Agreement is determined to be unenforceable or contrary to law in a court of competent jurisdiction, the remaining provisions shall remain valid and in effect, and shall be construed so as to give full effect to the intentions of the parties.

          25.    Notices.     All notices under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when receipt is electronically confirmed, if transmitted by facsimile or electronic mail; the day after sent, if sent for next day delivery by recognized overnight delivery service; and five (5) days after deposit with the U.S. Postal Service, if sent by certified or registered mail, return receipt requested.

          26.    No Agency.     No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither party has any authority of any kind to bind the other party in any respect whatsoever.

          27.    Captions.     Captions and headings are for convenience only and shall have no affect on or be given any consideration in the interpretation or construction of this Agreement.

          28.    Facsimile Signatures.     This Agreement may be executed by facsimile signatures, and the parties agree that such facsimile execution shall have the same force and effect as manual signatures.

          29.    Survival.     The provisions of this Agreement, which by their nature are intended to survive termination, shall survive termination.

NETIFICE COMMUNICATIONS INC.		VITALSTREAM BROADCASTING CORPORATION
By:	/s/ [ILLEGIBLE]	By:	/s/ KEVIN D. HERZOG
Name:		Name:	/s/ KEVIN D. HERZOG
Title:		Title:	Chief Financial Officer

	6075 The Corners Parkway, Suite 200 Norcross, Georgia 30092		One Jenner, #100 Irvine, CA 92618
Tel:		Tel:	949-743-2000

Fax:	770-308-0401	Fax:	949-727-9660
Email:		Email:

Exhibit A

Service Level Agreement
For Dedicated Access Services

        Netifice Communications ("Netifice") shall provide Dedicated Access Customers with Service Credit if Netifice fails to meet its stated Installation Guarantee, Network Availability Guarantee, Outage Notification Guarantee, Internet Latency Guarantee and/or Packet Loss Guarantee, as defined in this Service Level Agreement ("SLA"). This SLA is part of Netifice's commitment to its Dedicated Access Customers to stand behind its internal processes, network and quality of service.

        Section 1:    Installation Guarantee

        Netifice guarantees that Internet connectivity for a Dedicated Access Customer shall be installed within thirty (30) business days after an order has been accepted and entered into Netifice's provisioning system by its Account Coordination team. Subject to the following conditions, if Netifice fails to meet this commitment, Dedicated Access Customer shall receive a credit ("Installation Service Credit") equal to the amount of the installation or activation fee paid by Dedicated Access Customer to Netifice for Internet access.

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  Dedicated Access Customer or its representative shall cooperate with Netifice in the installation process, including accurate completion of an order form containing detailed demarcation information and other onsite contact listings. Changes in an order made by or on behalf of Dedicated Access Customer or the occurrence of events outside the control of Netifice, such as Force Majeure, may result in delays for which Netifice is not responsible hereunder.

  •
  Dedicated Access Customer or its representative must be physically present at the time of installation and must provide access to the designated building's phone closet(s) on the date(s) agreed to by Netifice's Installation Coordination Department. Such building access and escort must also be provided to the local telecom provider to perform its tasks necessary for installation of the circuit.

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  Only circuits ordered to existing Netifice POPs are covered hereunder, and special circuits, including those ordered for remote areas or using non-standard technology, are not covered.

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  All circuits (including local loops, cross-connects and end-link circuits) must be ordered by Netifice, and all equipment must be provided and configured by Netifice or approved by Netifice.

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  When Netifice provides equipment, which Dedicated Access Customer installs and configures, Dedicated Access Customer must physically plug in such equipment promptly upon its receipt by Dedicated Access Customer.

        In the event of a delay in installation that entitles Dedicated Access Customer to Installation Service Credit, Dedicated Access Customer shall be liable for the local-loop charges with respect to such order beginning on the actual installation date despite the grant of Installation Service Credit by Netifice. See Section 7 hereof for the Service Claim Process.

        Section 2:    Network Availability Guarantee

        Netifice guarantees 99.999% network uptime. Any Dedicated Access Customer who experiences Network Unavailability in excess of one (1) hour during a calendar month may receive Service Credit as follows:

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  Network Unavailability greater than one (1) hour, but less than four (4) hours, in a calendar month: one (1)-day Service Credit.

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  Network Unavailability equal to or greater than four (4) hours, but less than eight (8) hours, in a calendar month: one (1)-week Service Credit.

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  Network Unavailability equal to or greater than eight (8) hours in a calendar month: one (1)-month Service Credit.

        Unless Dedicated Access Customer has been notified of Network Unavailability by Netifice, Dedicated Access Customer shall have notified the Netifice Network Operations Center (888-443-7624) of such Network Unavailability promptly during such Network Unavailability. See Section 7 hereof for the Service Claim Process.

        Section 3:    Outage Notification Guarantee

        Netifice guarantees that it shall contact Dedicated Access Customer, either by phone or by email, within one (1) hour after the occurrence of a Network Unavailability resulting in complete downtime for such Dedicated Access Customer. If Netifice fails to contact Dedicated Access Customer within one (1) hour of the occurrence of Network Unavailability, Dedicated Access Customer may receive a one (1)-day Service Credit. The Outage Notification Guarantee shall not apply to special circuits, including those using nonstandard technology, such as ATM, SMDS, wireless service or others, or to Digital Subscriber Line service. See Section 7 hereof for the Service Claim Process.

        Section 4:    Internet Latency Guarantee

        Netifice guarantees an average monthly transmission rate of 85 milliseconds or less on the Netifice Network. Netifice measures Internet latency, the average round trip transmission on the Netifice Network, at approximately thirty (30) minute intervals and calculates the average at the end of each calendar month. Any Dedicated Access Customer who experiences average Internet latency in excess of 85 milliseconds as so calculated for any calendar month may receive Service Credit as follows:

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  Average Internet latency in excess of 85 milliseconds for any calendar month: one (1)-week Service Credit

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  Average Internet latency in excess of 85 milliseconds in each of two (2) consecutive calendar months: one (1)-month Service Credit

        See Section 7 hereof for the Service Claim Process.

        Section 5:    Packet Loss Guarantee

        Netifice guarantees that packet loss shall be not more than 0.3% on the Netifice Network during any calendar month. Netifice measures packet loss on the Netifice Network at approximately thirty (30) minute intervals and calculates the average at the end of each calendar month. Any Dedicated Access Customer who experiences a packet loss on the Netifice Network in excess of 0.3% as so calculated for any calendar month may receive a one (1)-day Service Credit. See Section 7 hereof for the Service Claim Process.

        Section 6:    Definitions

        "Average Monthly Recurring Charges" shall mean the average of the monthly fees for Internet access services charged by Netifice, which includes only the base monthly fee for metered services, and which excludes all local loop and other telco and third-party charges, for the three (3) months (or such shorter period during which Dedicated Access Customer has been receiving service) immediately preceding the month in which the event giving rise to the claim for Service Credit occurs.

        "Dedicated Access Customer" shall, except for purposes of the Installation Guarantee, mean any customer with a binding contract for dedicated Internet access of 1 Gbps or less of bandwidth. For purposes of the Installation Guarantee, "Dedicated Access Customer" shall mean any customer with a binding contract for dedicated Internet access of not more than 1.54 Mbps of bandwidth.

        "Netifice Network" shall mean the telecommunications network and network components owned and operated by Netifice, including points of presence ("POP"). The Netifice Network does not include Customer Premises Equipment, telephone circuits between a POP and Dedicated Access Customer's location or any networks or network equipment not owned or controlled by Netifice.

        "Network Unavailability" shall mean a failure of the Netifice Network resulting in Dedicated Access Customer being unable to connect to the Netifice Network from Dedicated Access Customer's location. Network Unavailability shall not include failure as a result of Netifice Network planned maintenance, other planned outages, packet loss, problems with Dedicated Access Customer's applications, equipment or facilities, acts or omissions of Dedicated Access Customer, any use or user of the service authorized by Dedicated Access Customer, Force Majeure or local access provider outages or service interruptions.

        "Service Credit" shall (except for Installation Service Credit) mean:

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  One (1)-day Service Credit: one-thirtieth (1/30) of Dedicated Access Customer's Average Monthly Recurring Charges.

  •
  One (1)-week Service Credit: seven-thirtieths (7/30) of Dedicated Access Customer's Average Monthly Recurring Charges.

  •
  One (1)-month Service Credit: thirty-thirtieths (30/30) of Dedicated Access Customer's Average Monthly Recurring Charges.

        Service Credits shall not be available for any violation of this SLA that is attributable to Dedicated Access Customer's tampering with any equipment.

        Section 7:    Service Claim Process

        To initiate a claim for Service Credit with respect to the Network Availability, Outage Notification, Internet Latency or Packet Loss Guarantees, Dedicated Access Customer shall submit a completed Service Credit Request Form within seven (7) business days after the end of the month during or for which the event occurred which gives rise to the claim for Service Credit. To be considered for Installation Service Credit with respect to the Installation Guarantee, Dedicated Access Customer shall submit a Service Credit Request not later than seven (7) business days after the actual installation date. The projected installation date shall be stated in the "Welcome Letter" sent to each Dedicated Access Customer. Netifice shall acknowledge receipt of all Service Credit Requests Forms via email within twenty-four (24) hours after such receipt and shall review all requests within ten (10) business days after such receipt. Customer shall be notified via email upon resolution of the request.

        Section 8:    Service Credit

        Netifice shall issue Installation Service Credit or Service Credit, as the case may be, to Dedicated Access Customer's account upon approval of Dedicated Access Customer's Service Credit Request Form. Credits shall appear on the invoice issued in the month following the month in which the Service Credit Request Form was approved.

        The Installation Service Credit and the Service Credit provided for in this SLA assumes compliance by Dedicated Access Customer with the terms and conditions of its Internet services agreement with Netifice, and the failure of Dedicated Access Customer to comply therewith may invalidate Netifice's Guarantees provided herein. Furthermore, Netifice shall not be held liable for failure to fulfill its obligations hereunder if such failure is due to Dedicated Access Customer's use of bandwidth in excess of the amount specified in Dedicated Access Customer's Internet access service s agreement with Netifice or causes beyond Netifice's reasonable control, such as Force Majeure.

        Section 9:    Policy Change

        Netifice in its sole discretion may change, amend or revise this policy at any time. Such changes or revisions shall be deemed effective upon posting an updated Service Level Agreement to Netifice's Web site.

Service Level Agreement
For Hosting and Co-Location Services

        Netifice Communications ("Netifice") is committed to providing the highest quality Internet services to its Customers. The following guarantees are part of such commitment and demonstrate Netifice's willingness to stand behind our internal processes, our network and the quality of our service, as described below. The following guarantees are available to eligible hosting customers ("Hosting Customers") and co-location customers ("Co-Location Customers") (Hosting Customers and Co-Location Customers may be referred to herein, collectively, as "Customers," and any reference to a "Customer" is deemed to refer to both a Hosting Customer and a Co-Location Customer).

        Section 1:    Installation Guarantee

        Netifice guarantees that installation of service for a Hosting Customer will be completed within twenty-one (21) days after receipt of a signed purchase order and for a Co-Location Customer will be completed within five (5) days after receipt of a signed purchase order. If Netifice fails to meet this commitment, upon compliance with the procedures herein, Customer will be eligible to receive Service Credit equal to the full amount of Netifice's activation fee that was actually charged to Customer.

        Customer is required to cooperate with Netifice in the installation process, including accurate completion of an order form containing detailed information and contact listings. See Section 7 hereof for the Service Claim Process.

        Section 2:    Availability Guarantees

          A.    Hardware Availability

          Netifice guarantees that all Netifice-owned hardware operated and maintained on behalf of Hosting Customer ("Hardware") will be operational at least 99.9% of the time in each calendar month for standard Dedicated Hosting Service. Upon receiving a Service Credit Request, Netifice will calculate the duration of any Hardware Unavailability to Hosting Customer. See Section 7 hereof for the Service Claim Process.

          B.    Power Availability

          Netifice guarantees to supply AC power ("Power") to Co-Location Customer's service at least 99.9% of the time in each calendar month. Upon receiving a Service Credit Request, Netifice will calculate the duration of any Power Unavailability to Customer. See Section 7 hereof for the Service Claim Process.

          C.    Netifice Data Center Network Availability

          Netifice guarantees to supply Customers with Netifice Data Center Network connectivity ("Data Center Connectivity") at least 99.9% of the time in each calendar month. "Data Center Connectivity" shall mean the connection provided by Netifice from, but not including any part of, Co-Location Customer's co-located equipment or from and including the equipment serving Hosting Customer's Web site to, but not beyond, the connection to the Netifice Backbone Network. Upon receiving a Service Credit Request, Netifice will calculate the duration of the Data Center Connectivity Unavailability to Customer. See Section 7 hereof for the Service Claim Process.

          D.    Backbone Network Availability

          Netifice guarantees at least 99.999% Netifice Backbone Network uptime in each calendar month. "Backbone Network Unavailability" shall mean the failure of the Netifice Backbone Network, for reasons not involving the Netifice Data Center Network Availability Guarantee, resulting in Customer's site or equipment being unable to connect to the Netifice Backbone

  Network. Upon receiving a Service Credit Request, Netifice will calculate the duration of the Netifice Backbone Network Unavailability to Customer. See Section 7 hereof for the Service Claim Process.

          E.    Amount of Service Credit for Unavailability

          The amount of Service Credit that may be granted, upon compliance by Customer with the procedures herein, for failure to comply with an Availability Guarantee set forth herein shall be:

      •
      Unavailability equal to or greater than 40 minutes, but less than four (4) hours, in a calendar month: one (1) day Service Credit.

      •
      Unavailability equal to or greater than four (4) hours, but less than eight (8) hours, in a calendar month: one (1) week Service Credit.

      •
      Unavailability equal to or greater than eight (8) hours in a calendar month: one (1) month Service Credit.

        Section 3:    Outage Notification Guarantee

        Netifice guarantees that it shall contact Customer's technical contact, either by telephone or by email to the telephone number or email address, respectively, provided in writing to Netifice, within one (1) hour after the occurrence of any Unavailability affecting any Availability Guarantee that results in complete downtime for such Customer. If Netifice fails to contact Customer within one (1) hour of the occurrence of such Unavailability, Customer will, upon compliance with the procedures herein, be eligible to receive a one (1) day Service Credit. See Section 7 hereof for the Service Claim Process.

        Section 4:    Internet Latency Guarantee

        Netifice guarantees an average monthly transmission rate of 85 milliseconds or less on the Netifice Backbone Network. Netifice measures Internet latency, the average round trip transmission on the Netifice Backbone Network, at approximately thirty (30) minute intervals and calculates the average at the end of each calendar month. Any Customer who experiences average Internet latency on the Netifice Backbone Network in excess of 85 milliseconds as so calculated for any calendar month will, upon compliance with the procedures herein, be eligible to receive Service Credit as follows:

  •
  Average Internet latency in excess of 85 milliseconds for any calendar month: one (1) week Service Credit

  •
  Average Internet latency in excess of 85 milliseconds in each of two (2) consecutive calendar months: one (1) month Service Credit

        See Section 7 hereof for the Service Claim Process.

        Section 5:    Packet Loss Guarantee

        Netifice guarantees that packet loss shall be not more than 0.3% on the Netifice Backbone Network during any calendar month. Netifice measures packet loss on the Netifice Backbone Network at approximately thirty (30) minute intervals and calculates the average at the end of each calendar month. Any Customer who experiences a packet loss on the Netifice Backbone Network in excess of 0.3% as so calculated for any calendar month will, upon compliance with the procedures herein, be eligible to receive a one (1) day Service Credit. See Section 7 hereof for the Service Claim Process.

        Section 6:    Definitions

        "Monthly Recurring Charge" shall mean the monthly fee for Customer's Internet service charged by Netifice, which includes only the base monthly fee for metered services, for the month in which the event giving rise to the claim for Service Credit occurs.

        "Netifice Backbone Network" shall mean the telecommunications network and network components owned or operated by Netifice, including points of presence, from the Netifice Data Center to the point where data leaves Netifice's network at an Netifice core router and the comparable reverse path. The Netifice Network does not include any networks or network equipment or other equipment not owned or controlled by Netifice.

        "Unavailability" for purposes of the "Availability Guarantees" shall not include (and for which no Service Credit shall be granted) unavailability due to Netifice planned maintenance or other planned outages; packet loss; equipment or software upgrades; customer request; any action performed by Netifice in order to maintain or improve Netifice's services; any customer equipment, circuit, application, software, code, hardware device failure or malfunction; acts or omissions of Customer and/or Customer's users; denial of credit to Customer; planned or unplanned Netifice telco provider outages; or reasons outside of Netifice's reasonable control, such as Force Majeure.

        Not less than forty-eight (48) hours prior to a scheduled service interruption, Netifice will notify Customer's technical contact provided in writing to Netifice by e-mail of such scheduled interruption in service and the nature of such interruption. Such notice shall be effective for all purposes herein, despite any failure of the Customer and/or its agents to receive such notice for any reason, including problems with or failures of Customer's e-mail system(s) or erroneous contact information provided by Customer or any other reason.

        "Service Credit" for any Guarantee, except the Installation Guarantee, shall mean:

    •
    One (1) day Service Credit equals one divided by the actual number of days in the month to which the Service Credit relates multiplied by Customer's Monthly Recurring Charge for such month.

    •
    One (1) week Service Credit equals seven divided by the actual number of days in the month to which the Service Credit relates multiplied by Customer's Monthly Recurring Charge for such month.

    •
    One (1)-month Service Credit equals one hundred percent (100%) of Customer's Monthly Recurring Charge for such month.

        Section 7:    Service Claim Process

        To initiate a claim for Service Credit with respect to any Guarantee, except the Installation Guarantee, Customer shall submit a completed Service Credit Request Form within fourteen (14) days after the end of the month during or for which the event occurred which gives rise to the claim for Service Credit. To be considered for Service Credit with respect to the Installation Guarantee, Customer shall submit a Service Credit Request not later than seven (7) days after the actual installation date, which shall (a) for Hosting Customers be deemed to be the date that Netifice delivers to Customer the information, including Internet Protocol ("IP") address or addresses, username and password, necessary for Hosting Customer to access Hosting Customer's Web site and (b) for Co-Location Customers be deemed to be the date that Netifice delivers to Co-Location Customer IP address or addresses and makes Co-Location Customer's rack space available for installation of Co-Location Customer's equipment. Customer shall be notified of the projected installation date after Customer's order has been accepted and entered into Netifice's provisioning system by its Account Coordination team. Netifice shall acknowledge receipt of all Service Credit Request Forms via email no later than the next succeeding business day after such receipt and shall review all requests within 14 days after such receipt. Customer shall be notified via email upon resolution of the request. Unless Customer has been notified of any Unavailability by Netifice, Customer shall have notified the Netifice Network Operations Center (888-443-7624) of any Unavailability promptly during such Unavailability. Eligibility for Service Credit is based on a failure that is caused solely by a component or components of Customer's service that is managed by Netifice.

        Section 8:    Service Credit

        If Customer's Service Credit Request is approved, Netifice shall issue Service Credit to Customer's account, which Service Credit shall appear on the invoice issued in the month following the month in which the Service Credit Request Form was approved.

        Service Credit shall be Customer's sole remedy for any failure by Netifice to provide Services, including, but not limited to, any Unavailability.

        The Service Credit provided for herein is based on Customer's compliance with the terms and conditions of its Internet services agreement with Netifice, and the failure of Customer to comply therewith may invalidate Netifice's Guarantees provided herein. Furthermore, Netifice shall not be held liable for failure to fulfill its obligations hereunder if such failure is due to Customer's tampering with any equipment.

        Service Credits are not cumulative. If Netifice fails to comply with more than one Guarantee with respect to a Customer during a calendar month, only the Guarantee producing the greatest measured Service Credit to such Customer will be considered for the granting of Service Credit. Furthermore, If Customer receives more than one Service, Service Credits will not be considered for Services that were not affected by Netifice's failure to comply with any Guarantee.

        Section 9:    Modifications

        Netifice in its sole discretion may modify, amend or revise one or more of these Guarantees at any time and from time to time. Such changes or revisions shall be deemed effective upon the posting of updated Service Level Agreement information to Netifice's Web site.

Service Level Agreement
For Managed Security

        The following service level warranties are applicable to all Netifice Managed Security, except as explicitly noted. The timeframe for measuring SLAs will be fixed as the calendar month for all Customers. The maximum payout by Netifice for SLA violations during a calendar month will be the Netifice Recurring Monthly Services Fee for the particular Managed and Monitored device.

Security Operation Center (SOC)

        Netifice guarantees that the SOC will be available to the Internet 99.9% of the time, measured on a monthly basis not including scheduled maintenance outages. If the SOC is not available to the Internet for more than 0.1% of the month, Netifice will credit the Customer with one Service Credit. Additional service credits are prorated to the Customer on a one-for-one basis based on the outage time experienced by the Operation Center, for outages lasting longer than one day.

SOC Scheduled Maintenance Outages

        Scheduled outages are classified as either Class A or Class B:

        Class A Outages:    Netifice can at its sole discretion schedule maintenance outages for the SOC with 24 hours notice to the Customer. Class A applies to outages schedules for any item that may affect security of the SOC or any SOC Customer or similar event. Customer will be notified of scheduled maintenance outages via both the Netifice Secure Internet Portal, and a designated single point of contact through the method selected by the Customer (telephone, email, fax or pager).

        Class B Outages:    Netifice can, at its sole discretion, schedule maintenance outages for the SOC with 120 hours notice to the Customer. Class B applies to outages scheduled for architecture changes, routine maintenance and deploying additional features to the SOC. Customer will be notified of scheduled maintenance outages via both the Netifice Secure Internet Portal, and a designated single point of contact through the method selected by the Customer (telephone, email, fax or pager).

Reporting Guarantee

        Netifice will notify a designated single point of contact via a method elected by the Customer (telephone, email, fax or pager) if it is not capable of monitoring Customer security devices. Netifice determines availability of security devices using industry standard network management techniques. If Netifice determines that a managed device is unavailable for 30 minutes, it will deem the device unmonitored and notify the Customer.

Managed Devices (only applicable to Netifice Managed Security Services)

        Netifice guarantees that it will provide device management as outlined in the change request matrix. For each failure to adhere to the requirements in the change request matrix, the end-user will be granted one Service Credit.

Managed Device Scheduled Maintenance Outages

        At times it will be necessary to schedule a maintenance outage on Customer based security devices for regular maintenance and upkeep (bug patches, OS fixes, etc.). Netifice will schedule such fixes with a minimum of 24 hours notice to the Customer. Netifice will make a best effort to avoid scheduling such outages during "business hours". If a scheduled maintenance outage is necessary on an emergency basis to prevent a possible security violation, Netifice can notify the Customer with one-hour advance notice. The Customer will be notified of scheduled maintenance outages via the Netifice Secure Internet Portal and a designated single point of contact through the method selected by Netifice (telephone, email, fax or pager).

Monthly Reporting

        Monthly digest reports of the previous month's service will be available by the 5th of the month via the Netifice Secure Internet Portal. If monthly digest reports are not available as guaranteed, Netifice will credit the Customer one Service Credit.

Backup of Device Configurations

        Netifice stores a copy of Customer's security device configurations at the Netifice Security Operations Center ("SOC") to facilitate reconstruction in the event of a Customer hardware failure.

Service Credit Definition:

        One Service Credit is financial credit to a particular Customers Monthly Services device Fee equal to the prorated amount of 24 hours of service (calculated by annualizing the Monthly Recurring Fee for the customer device in question and dividing by 365).

Service Level Agreement
For End to End VPN Services

END-TO-END VPN (E2E-VPN) SERVICE LEVEL AGREEMENT (SLA)

        Netifice's E2E-VPN SLAs are industry leading network performance commitments that address network availability, latency, packet delivery, MTTR, Customer Notification, and Circuit Turnup metrics for a customers complete "End-to-End" WAN IP infrastructure, including multi-network packet traversal, CPE and related equipment, "last mile" local loops, and multi-site egress points. This SLA applies to measurements from each circuit termination end-point (xDSL, Frame Relay, or Point-to-Point service) into the customer's enterprise network or Internet Gateway. E2E VPN SLA's are only applicable to private access circuits on Netifice and partner networks as indicated and do not apply to public Internet based transport.

        Netifice's E2E-VPN SLA's address complete network availability and IP packet traversal of an entire VPN Tunnel or circuit across multiple network interconnection and peering points as depicted in the figure below:

        1.    SLA Overview

        The Netifice E2E VPN Service Level Agreement is comprised of the following commitments:

SLA Component	Performance Guarantee
End-to-End Network Availability (with Dial Failover)	99.9% Availability (per customer circuit)
End-to-End Network Availability (without Dial Failover)	99.5% Availability (per customer circuit)
End-to-End Network Latency	160ms roundtrip packet delivery per circuit
End-to-End Packet Delivery	99.7% roundtrip packet delivery per circuit
Mean Time to Repair	8 Hours per Circuit (Business) 24 Hours per Circuit (Basic)
Automated Electronic Outage Notification to Customer	5 minutes

        2.    E2E Network Availability Commitment

        Description    Netifice's commitment for Network Availability is measured in minutes of circuit uptime over the monthly billing period. Network Availability addresses the total number of minutes in a billing month during which a circuit or dial backup connection between the Subscriber's CPE device and the customer's Enterprise Egress Point or Internet Handoff Point is available to transport IP packets, including availability of CPE, Router, Switch, IDF/MDF punchdown blocks and other required Hardware to enable circuit IP connectivity. Network Availability is calculated as follows:

Network Availability	=	(Total Mins of Connectivity available during month) - (Total Mins Connectivity unavailable during Month) (Total Minutes In Month)

        Definition    Network non-availability begins when an SNMP poll sent from the Netifice Network Management Server (NMS) to the subscriber CPE, Enterprise Egress Router, or Internet Gateway is unsuccessful and ends when the next ICMP poll is successfully answered. Network non-availability does not include periods of service degradation, such as slow data transmission (covered in Network Latency SLA). A "Trouble Ticket" is the official method used by the Customer to advise Netifice of perceived Network non-availability. Netifice scheduled outages and maintenance, emergency maintenance, and Customer or End User caused outages (scheduled or unscheduled) will not be considered in the total minutes of outage equation.

        Measurement    Network Availability is measured by Netifice's VNOC network monitoring tool suite and statistics will be published monthly for each customer on a secure web site. The Network Management Servers send a SNMP poll packet across each circuit to each customer endpoint device continuously in 3 minute increments and records each poll/answer sequence for aggregation into the Monthly average calculation for each circuit.

        Remedy    Netifice Engineers utilize Vnoc management tools to proactively monitor all circuits and network devices 7x24. If Customer suspects a network availability problem, Customer shall open a trouble ticket with Netifice, upon which Netifice and Customer shall perform joint testing to verify and resolve the problem. If the monthly Network Availability objective was not met as measured at the end of any given billing cycle month, the customer must notify the Netifice Customer Support Center to request a credit to be issued the following billing cycle in accordance with the following schedule:

E2E Network Availability During Monthly Billing Period (with Dial failover)	Maximum Available Monthly Credit per Circuit
> = 99.9%	No Credit
50% - 99.8%	1% MRC credit for each incremental percentage point below 99.9% that the circuit was unavailable during the month
< 50%	100% MRC credit for the affected circuit
E2E Network Availability During Monthly Billing Period (without Dial Failover)	Maximum Available Monthly Credit per Circuit
> = 99.5%	No Credit
50% - 99.4%	1% MRC credit for each incremental percentage point below 99.5% that the circuit was unavailable during the month
<50%	100% MRC credit for the affected circuit

        3.    E2E Network Latency—160ms packet delivery minimum level of service

        Description    Netifice will use all reasonable efforts to provide customer with a minimum average round-trip network latency (response time) metric of 160ms as measured during a monthly billing period. The average latency of each day's performance is calculated and rolled up into an average for the monthly billing cycle and is calculated as follows:

Average Network Latency	=	Avg (tRcvd - tSent) where tSent = the time when the ICMP request packet is sent where tRcvd = arrival time of the response packet for the request packet sent earlier
--> Each Day's average is then averaged into a monthly calculation.

        Definition    Network Latency (response time) is defined as the time it takes a 32 byte ICMP Ping packet to complete a roundtrip traversal of a circuit from the Netifice NMS server to the WAN interface of an End User/Subscriber's Customer Premise Equipment (CPE), Customer's Enterprise Egress point, or Internet Gateway. This network latency measurement includes the serialization delay on the WAN interface of the CPE and all network components up to Customer's port and/ or Router.

        Measurement    Network Latency will be measured by Netifice's VNOC network monitoring tool suite and statistics will be published monthly for each customer on a secure web site. Up to three 32byte ICMP ping packets are sent in 3 minute increments from the NMS server to each circuit endpoint device. The average network latency for the monthly billing period is then calculated as the mathematical average of each days average latency calculation. If Customer suspects a network latency problem, Customer shall open a trouble ticket with Netifice. After notifying Netifice, Netifice and Customer shall perform joint testing to verify and resolve the problem.

        Remedy    If Customer suspects a network latency problem, Customer shall open a trouble ticket with Netifice upon which Netifice and Customer shall perform joint testing to verify and resolve the problem. If the monthly Network Latency objective was not met as measured at the end of any given billing cycle month, the customer must notify the Netifice Customer Support Center to request a credit to be issued the following billing cycle in accordance with the following schedule

E2E Average Network Latency During Monthly Billing Period	Maximum Available Monthly Credit per Circuit
< = 160ms	No Credit
161 - 180 ms	5% of Circuit MRC
181 - 200 ms	10% of Circuit MRC
>200 ms	25% of Circuit MRC

        4.    E2E Packet Delivery—99.7% packet delivery minimum level of service

        Description    As a commitment to prevent network congestion, Netifice will use commercially reasonable efforts to provide a minimum average packet delivery metric of 99.7% across Netifice backbone and partner network circuits as measured during a monthly billing period. The average packet delivery of each day's performance is calculated and rolled up into an average for the monthly billing cycle and is calculated as follows:

Average Packet Availability	=	(Total Number of Ping Packets Sent during Day) - (Total Number of Ping Packets Lost during Day) (Total Number of Ping Packets Sent During Day)
--> Each Day's average is then averaged into a monthly calculation.

        Definition    Packet Delivery addresses the percentage of 32 byte ICMP Ping packets dropped across any given circuit measured from the Netifice NMS servers to the WAN interface of an End User/Subscriber's Customer Premise Equipment (CPE), Customer's Enterprise Egress point, or Internet Gateway.

        Measurement    Packet Loss will be measured by Netifice's VNOC network monitoring tool suite and statistics will be published monthly for each customer on a secure web site. Up to three 32byte ICMP ping packets are sent in 3 minute increments from the NMS server to each circuit endpoint device. The average packet loss for the monthly billing period is then calculated as the mathematical average of each days average packet loss calculation. If Customer suspects a packet loss problem, Customer shall open a trouble ticket with Netifice. After notifying Netifice, Netifice and Customer shall perform joint testing to verify and resolve the problem.

        Remedy    If Customer suspects a packet delivery problem, Customer shall open a trouble ticket with Netifice, upon which Netifice and Customer shall perform joint testing to verify and resolve the problem. If the monthly Packet Delivery objective was not met as measured at the end of any given billing cycle month, the customer must notify the Netifice Customer Support Center to request a credit to be issued the following billing cycle in accordance with the following schedule:

E2E Average Packet Delivery During the Monthly Billing Period	Maximum Available Monthly Credit per Circuit
> = 99.7%	No Credit
95% to 99.6%	5% of Circuit MRC
90% to 94.9%	10% of Circuit MRC
<90%	25% of Circuit MRC

        4.    Mean Time to Restore (MTR) Service

        Description    Netifice is committed to quickly and effectively solving any service related issue that customer may experience. Therefore, Netifice strives to maintain a Mean-Time-To-Repair (MTTR) metrics as follows:

Business Class Service	8 Business Hours per Circuit
Basic Class Service	24 Business Hours per Circuit

        Definition    Mean-Time-To-Repair ("MTTR") is the period of time beginning when either Netifice or the customer opens a Priority 1,2,or 3 trouble ticket with the Netifice Technical Support Center indicating a circuit is unavailable to transport IP packets, and ending when service is restored (closing of a trouble ticket),.

        Measurement    MTTR is calculated as the statistical mean of all the customer's Priority 1,2, and 3 trouble tickets in a given monthly billing period and will be published monthly for each customer on a secure website. Netifice will assign each trouble ticket a Priority level based upon the impact of the service issue on the Customer's business, as determined by Netifice as follows (see Customer Support Priority & Escalation Procedures document for more detailed explanation of severity levels):

Priority 1	Core Network Segment Down, Not passing IP Traffic
Priority 2	Multi-User or Office Circuit Down
Priority 3	Single User Circuit Down
Priority 4	Single User Functionally Impaired

        Remedy    If the monthly Packet Delivery objective was not met as measured at the end of any given billing cycle month, the customer must notify the Netifice Customer Support Center to request a 10% credit to be applied to each affected circuit in the following billing cycle.

        5.    Automated Customer Outage Notification

        Netifice is committed to quickly and effectively notifying key customer contacts of any service related issue that the customer may experience. Therefore, Netifice utilizes automated monitoring and notification tools built into its VNOC suite to automatically notify predetermined customer personnel or trouble-ticketing systems of service affecting outages via an automated email within 5 minutes of occurrence.

        6.    Installation & Turnup Times—Telco + 5 Business Days

        Netifice shall use commercially reasonable efforts to complete installation of the xDSL, Frame Relay, or Point-to-Point Access Service within five (5) business days after the actual ILEC loop installation and inside wiring and CPE has been completed. Netifice will not be held responsible for events beyond its control, which delay or preclude installation (e. g., accessibility to end-user premise, wiring closets, availability of end-user, force majeure, etc.) The installation will be determined to be completed correctly based upon a post-installation performance check confirming that the end-user can properly access the Netifice Network. If the customer does not provide the proper dial up configuration (e. g., IP address, DHCP, WINS, DNS, etc.), then the installation service level commitment specified herein does not apply.

        In the event that a customer reports a missed obligation and Netifice verifies the missed obligation within the first 15 days of a the billing period the credit will appear on the next invoice. If the missed obligation is reported and verified after the 15th day of the billing cycle the credit will appear on the invoice for the next billing cycle.

        7.    General Terms & Conditions

        a.    All network performance parameters are based on the assumption that Customer's network is appropriately engineered (e.g., DS3 or T1 circuits are maintained in accordance with the over-subscription guidelines set forth herein).

        b.    The Network performance metrics (availability, latency, packet delivery, auto-notification) described herein take effect on a circuit-by-circuit basis beginning the 1st calendar day of the first full month that the service is installed. If Netifice determines in its discretion that Customer's network is not appropriately configured, no credits will be given.

        c.    No credits will be granted to Customer for any service interruption or other transmission problems that are caused by or contributed to (a) by Customer, (b) by any third party (including Customer's End Users), (c) a Force Majeure event, or (d) by any person who is not controlling of, controlled by, or under common control with, Netifice.

        d.    Request for credit must be initiated by the customer either by telephone, email, or written request. Credits provided by Netifice hereunder shall not be cumulative for any single failure or in any case be greater than 100% of the MRC for an affected Circuit within any given month. Credits may not be "carried over" into subsequent months, but apply only to the month in which they are issued, regardless of balance owed.

Exclusions:

        1.    Scheduled Maintenance windows will not be included in any outage calculations.

        2.    Max Credit in any month is 100% of MRC for circuits.

        3.    SLA's apply to circuits originating and terminating US Cities Only

        4.    SLA's apply only to private broadband access (not internet based access or dialup)

QuickLinks

  Exhibit 10.6
VITALSTREAM MASTER ACCESS AGREEMENT
  1. VitalStream's Bandwidth Commitment.
  1.a. Bandwidth Commitment.
  1.b Pricing.
  1.c. Los Angeles Facilities.
  2. Additional Bandwidth.
  2.a. Purchase of Additional Bandwidth.
  2.b. Measurement of Additional Bandwidth.
  3. Additional Connections.
  4. Most Favored Customer Terms.
  5. Term.
  6. Compliance with Law; Border Gateway Protocol.
  7. Acceptable Use Policy.
  8. Customer Equipment; Security.
  9. Circuit Extensions and Cross-Connects.
  10. Local Access.
  11. IP Addresses.
  12. Disclosure.
  13. Payment.
  14. Default; Termination.
  15. Service Level Agreement.
  16. Force Majeure.
  17. Limitation on Liability.
  18. Indemnification.
  19. Intellectual Property.
  20. Publicity.
  21. Confidential Information.
  22. Attorneys' Fees.
  23. Entire Agreement; Amendment; Waiver; Assignment.
  24. Governing Law; Jurisdiction.
  25. Notices.
  26. No Agency.
  27. Captions.
  28. Facsimile Signatures.
  29. Survival.
  Exhibit A
Service Level Agreement For Dedicated Access Services
  Section 1: Installation Guarantee
  Section 2: Network Availability Guarantee
  Section 3: Outage Notification Guarantee
  Section 4: Internet Latency Guarantee
  Section 5: Packet Loss Guarantee
  Section 6: Definitions
  Section 7: Service Claim Process
  Section 8: Service Credit
  Section 9: Policy Change
Service Level Agreement For Hosting and Co-Location Services
  Section 1: Installation Guarantee
  Section 2: Availability Guarantees
  Section 3: Outage Notification Guarantee
  Section 4: Internet Latency Guarantee
  Section 5: Packet Loss Guarantee
  Section 6: Definitions
  Section 7: Service Claim Process
  Section 8: Service Credit
  Section 9: Modifications
Service Level Agreement For Managed Security
SOC Scheduled Maintenance Outages
Managed Device Scheduled Maintenance Outages
Service Level Agreement For End to End VPN Services
END-TO-END VPN (E2E-VPN) SERVICE LEVEL AGREEMENT (SLA)
  1. SLA Overview
  2. E2E Network Availability Commitment
  3. E2E Network Latency—160ms packet delivery minimum level of service
  4. E2E Packet Delivery—99.7% packet delivery minimum level of service
  4. Mean Time to Restore (MTR) Service
  5. Automated Customer Outage Notification
  6. Installation & Turnup Times—Telco + 5 Business Days
  7. General Terms & Conditions